Exhibit 10.8

[FORM OF SUBORDINATION LEGEND

REQUIRED BY SENIOR INDEBTEDNESS]

WORKING CAPITAL LOAN AGREEMENT

THIS WORKING CAPITAL LOAN AGREEMENT (this “Agreement”) is made as of                                 , 2013 (the “Effective Date”), between Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP”, collectively with any EEP subsidiary or EEP affiliate that provides financing to Borrower on behalf of EEP pursuant to this Agreement, or “Lender”), with principal offices at 1100 Louisiana Street, Suite 3300, Houston, Texas 77002, and Midcoast Operating, L.P., a Texas limited partnership (“Borrower”), with principal offices at 1100 Louisiana Street, Suite 3300, Houston, Texas 77002.

Background. In contemplation of EEP’s initial public offering of Midcoast Energy Partners, L.P., a Delaware limited partnership (“MEP”), Borrower, as the principal operating subsidiary of MEP, has requested Lender, and Lender has agreed, to continue Lender’s direct loan financial support to Borrower, subject to the conditions and upon the terms of this Agreement; and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower and Lender agree as provided in this Agreement.

1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

a. “Change of Control” means any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the General Partner’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the General Partner, EEP or an affiliate of EEP; (ii) the dissolution or liquidation of the General Partner (other than in connection with a consolidation or merger provided for in sub-clause (b) of the next-following clause (iii)); (iii) the consolidation or merger of the General Partner with or into another Person pursuant to a transaction in which the outstanding membership interests of the General Partner are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding membership interests of the General Partner are changed into or exchanged for Voting Securities of the surviving corporation or its parent and (b) Lender or any of its affiliates continues to own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving corporation or its parent immediately after such transaction; and (iv) other than Lender and its affiliates, a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding membership interests of the General Partner having voting power to control the General Partner, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.

b. “Commitment Termination Date” means the earlier of (i) the Maturity Date or (ii) the date EEP owns, directly or indirectly, less than an aggregate of 20% of the outstanding limited partnership interests in Borrower (a “Reduction in Ownership”), provided that immediately after giving effect to such Reduction in Ownership, such Reduction in Ownership does not result in a Change of Control.

c. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

d. “General Partner” means Midcoast OLP GP, L.L.C., a Delaware limited liability company (including any successors and permitted assigns under the Limited Partnership Agreement of Borrower, as it is amended and in effect from time to time).

e. “LIBOR” means on any date of determination, the offered rate (rounded up to the next highest one one-thousandth of one percent (0.001%)) for deposits in U.S. dollars for a one-month period which appears on the Bloomberg BTMM Page at approximately [5:00 p.m. (Houston time)] [11:00 A.M., London time], on such date, or if such date is not a date on which dealings in U.S. dollars are transacted in the London interbank market, then on the next preceding day on which such dealings were transacted in such market; provided that if such rate is not available on Bloomberg, or Bloomberg is not available, then such other comparable rate as determined by the Lender.

f. “Loan” means a Revolving Loan or a Term Loan.

g. “Maturity Date” means                             , 2017 or, if earlier, upon maturity (by acceleration, termination of this Agreement, or otherwise as provided herein).

h. “Person” means a corporation, partnership (limited, general or otherwise), joint venture, trust, limited liability company, unincorporated organization or any other entity.

i. “Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person, or in the case of a limited partnership, a majority of the general partner interests in such limited partnership.

Further, as used in this Agreement, terms otherwise defined herein shall have the meanings so assigned.

2. Loan. Subject to the conditions and upon the terms hereof, Lender shall make revolving loans (“Revolving Loans”) to Borrower prior to the Commitment Termination Date in an aggregate amount outstanding of up to, but not exceeding, $250,000,000.00 at any time, and Borrower may borrow, prepay, and reborrow under this Section 2.

3. Conversion of Revolving Loans to the Term Loan. If on the Commitment Termination Date, such date is not the Maturity Date, the aggregate of all then outstanding Revolving Loans shall automatically convert to a term loan (the “Term Loan”) on the Commitment Termination Date in the aggregate principal amount outstanding of all such Revolving Loans.

4. Procedure for Borrowing. On a business day, Borrower may borrow a Revolving Loan in amounts of not less than $5,000.00, and integral multiples of $1,000.00 in excess thereof, by giving written notice to Lender. Each Revolving Loan request shall be received by 10:00 a.m. Houston, Texas time on the business day prior to the date of the proposed borrowing.

5. Interest; Fee.

a. The initial per annum interest rate on each outstanding Loan will be LIBOR determined the date of the borrowing (or for Term Loan, on the date the Revolving Loans are converted to the Term Loan) plus 2.5%. If any Loan is not repaid within one month, then on the date of the expiration of the initial one-month interest period, and thereafter for so long as such borrowing is outstanding on the date of the expiration of each successive one-month interest period (or portion thereof), the per annum interest rate will be adjusted to the then current LIBOR, determined as of the expiration of such one-month interest period, plus 2.5%. Loans may be repaid prior to the end of any one-month interest period without breakage or similar costs.

b. Interest accrued on the Loans shall be due and payable in arrears monthly on the 15th day of each month, beginning on the 15th day of the month next following the Effective Date, until the Maturity Date, upon which day all accrued interest then unpaid shall be due and payable. Interest shall be computed on the basis of a 360-day year and actual days elapsed. Interest shall be calculated based on the outstanding principal amount of the Loans.

c. At all times that any subordination agreement, as contemplated by Section 29 herein, shall be in effect, accrued and unpaid interest on Loans, when due and payable (except on the maturity hereof, howsoever such maturity occurs), may, if cash payments in respect of such interest are not permitted under such subordination agreements and upon at least five (5) business days’ advance notice from Borrower, be paid in the form of additional indebtedness issued by Borrower to Lender, which additional indebtedness shall be in the principal amount of such due and payable accrued interest and otherwise of like tenor and terms of this Agreement, it being acknowledged and agreed by Lender that payment of such interest amounts by the issuance of such additional indebtedness shall constitute full and timely payment of such interest amounts when they are due.

d. Borrower agrees to pay to Lender a commitment fee on the unused commitment which shall accrue thereon at the per annum rate of 0.4250% and be payable, in arrears, on the last day of each fiscal quarter of Borrower.

6. Payment. Borrower hereby promises to pay to Lender interest when due hereunder and all outstanding principal, accrued unpaid interest and all other amounts owing under this Agreement in full on the Maturity Date. All payments of principal and interest shall be payable in lawful currency of the United States of America at the office of Lender as provided above or such other address as Lender shall have designated to Borrower, in immediately available funds. Borrower may prepay all or part of the amounts outstanding hereunder at any time without premium or penalty. Any partial prepayment, however, shall be applied first to any fees or expenses payable to Lender hereunder, second to accrued unpaid interest, and third to the outstanding principal amount of any Loan.

7. Conditions of Loans. The obligation of Lender to make each Loan described herein is subject to the satisfaction of the following conditions:

a. the representations and warranties of Borrower set forth in this Agreement shall be true and correct on and as of the date of such Loan; and.

b. at the time of and immediately after giving effect to such Loan, no event or circumstance exists which constitutes, or, with the giving of notice or passage of time, if applicable, would constitute, a Default.

Each Loan shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in this Section 7.

8. Representations and Warranties. Borrower hereby represents and warrants to Lender that:

a. Borrower is a limited partnership duly organized and existing in good standing under the laws of the State of Delaware and is duly qualified as a foreign limited partnership and is in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of its properties or assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect;

b. on the date hereof, the correct legal name of Borrower and Borrower’s principal place of business, are as specified in the opening paragraph of this Agreement;

c. the execution, delivery and performance of this Agreement and the transactions contemplated hereunder are all within the limited partnership power and authority of Borrower, have been duly authorized and are not in violation of law or the terms of Borrower’s organizational documentation, or in breach of, or default under, any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound;

d. this Agreement constitute a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms; except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity;

e. no consent, approval or other action of, or filing with, or notice to any governmental authority is required to be made or obtained by Borrower in connection with its execution, delivery and performance of this Agreement, except for those consents or approvals already obtained by Borrower; and

f. the proceeds of the Loans have been and shall be used only for working capital and other general corporate purposes. No part of the proceeds of any Loan shall be used, whether directly or indirectly, for the purpose of purchasing or carrying margin stock (as defined by the Board of Governors of the Federal Reserve Bank) or for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve Bank, including Regulations U and X.

9. Default. Any of the following shall constitute a default (“Default”):

a. Borrower defaults in the payment or performance of the terms and conditions of this Agreement and such default continues for 30 days after notice thereof from Lender; or

b. any representation, warranty or certification made by Borrower herein shall have been untrue in a material respect on the date when made; or

c. Borrower or MEP (i) becomes insolvent or admits in writing its inability to pay its debts as they mature or (ii) applies for, consents to, or acquiesces in the appointment of a trustee or receiver for any of its property; in the absence of an application, consent, or acquiescence a trustee or receiver is appointed for Borrower or MEP or a substantial part of its property and is not discharged within 60 days; Borrower or MEP otherwise commits an act of bankruptcy; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against Borrower or MEP and if instituted is consented to or acquiesced in by it or remains for 60 days undismissed;

d. any Change of Control of Borrower shall have occurred or Borrower shall dissolve or terminate its existence;

e. any court shall find or rule, or Borrower shall assert or claim, that this Agreement does not or shall not constitute the legal, valid, binding and enforceable obligation of Borrower;

f. Borrower or MEP, as applicable, shall (i) fail to pay when due any principal of, or interest on, any indebtedness (other than amounts owed hereunder), the aggregate outstanding amount of which is in excess of $25,000,000, and such failure extends beyond the period of grace, if any, provided for in the instrument or agreement governing such indebtedness or under which such indebtedness was created, or (B) default in the observance or performance of any other agreement or condition (1) under the credit agreement governing the MEP Revolving Credit Facility (as herein defined) or (2) relating to any indebtedness (other than amounts owed hereunder), the aggregate outstanding amount of which is in excess of $25,000,000, or contained in any instrument or agreement evidencing, securing or relating to such indebtedness, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such indebtedness to become due prior to its stated maturity (any applicable grace period having expired); or

g. any government, board, agency, department, or commission takes possession or control of a substantial part of Borrower’s property and such possession or control continues for 30 days.

10. Acceleration; Termination of Commitment. If a Default set forth in Section 9.c occurs, (i) the unpaid principal amount of the Loans and all accrued, unpaid interest thereon and other amounts hereunder shall be deemed to have matured and shall become and be immediately due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity or any other notice of any kind to Borrower, all of which are expressly waived by Borrower, anything contained herein to the contrary notwithstanding and (ii) all obligations of Lender to make Loans hereunder shall terminate. If any other Default occurs and continues, Lender (y) may declare the amounts outstanding under this Agreement immediately due and payable, at which time all unpaid principal amount of the Loans and all accrued, unpaid interest thereon shall immediately become due and payable and (z) may terminate all of its obligations to make Loans hereunder. In addition, during the existence of a Default, Lender may exercise any and all rights and remedies available at law or in equity.

11. Termination. Borrower may terminate this Agreement by giving Lender 30 days prior written notice, and upon such termination date, the Maturity Date shall be deemed to have occurred and all outstanding and accrued, unpaid amounts hereunder shall be due and payable. Notwithstanding anything contained in this Agreement to the contrary, in the event of a Change of Control of the General Partner, the Maturity Date shall be deemed to have immediately occurred as of the date of such Change of Control.

12. Lender’s Records. Lender shall maintain a loan account in the name of Borrower in which shall be recorded the date and amount of each Loan made by Lender to Borrower and the date and amount of each payment in respect thereof; provided, however, the failure by Lender to record the date and amount of any Loan shall not adversely affect Lender’s rights or Borrower’s obligations. The records of Lender with respect to the loan account shall be conclusive evidence of the amounts of Loans and other charges thereto and of payments applicable thereto. Lender shall, upon request of Borrower, provide copies of that portion of its records evidencing loans made by Lender to Borrower and repayments by Borrower to Lender.

13. Binding Effect. This Agreement shall be binding on the respective successors and permitted assigns of Lender and Borrower and shall inure to the benefit of Lender’s successors and assigns. The Borrower may not assign any of its rights or obligations hereunder without the prior written consent of Lender, and any attempted assignment hereof, or any part hereof or interest herein without such consent of the Lender shall be void and without force and effect.

14. Loan Expenses. Except as expressly set forth herein, Borrower shall not be required to pay any fees or other expenses of Lender in connection with this Agreement or the Loans made hereunder.

15. Non-Waiver. No delay or failure by Lender to exercise any right under this Agreement, and no partial or single exercise of a right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

16. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

17. Interpretation. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The words “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision thereof. The term “including” is by way of example and not limitation and the word “or” is not exclusive.

18. Counterparts. This Agreement may be executed in two or more counterparts, and by each party hereto on separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

19.	Time of Essence. Time is expressly declared to be the essence of this Agreement.

20. Entire Agreement; Modification. This instrument and any other loan documents executed in connection herewith constitute the entire Agreement between Lender and Borrower and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may not be modified except in a writing signed by both parties.

21. Notices. All notices under this Agreement shall be in writing and delivered to the respective parties at their principal offices stated at the beginning hereof or such other address as a party shall have designated to the other party.

22. No Third Party Beneficiaries. The agreement of Lender to make the loan to Borrower for the account of Borrower on the terms and conditions set forth in this Agreement, is solely for the benefit of Borrower and no other Person has any rights hereunder against Lender or with respect to the extension of credit contemplated hereby.

23. Special Exculpation. No claim may be made by Borrower or any other Person against Lender or its partners, or equity interest holders or any of its or their respective directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or relating to this Agreement or any other financing document or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection therewith and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

24. Waiver of Jury Trial. EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

25. Indemnification. Borrower agrees to pay on demand all reasonable costs and expenses incurred by Lender in connection with enforcement of this Agreement. Borrower agrees to the fullest extent permitted by law, to indemnify and hold harmless Lender and each of its affiliates, or any of its or their partners, members, equity interest holders, directors, officers, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including without limitation fees and disbursements of counsel) arising out of or in connection with any investigation, litigation or proceeding (whether or not any Indemnified Party is a party) arising out of, related to or in connection with this Agreement, the Loans made hereunder or any transaction in which any proceeds of all or any part of the Loans made hereunder are applied.

26. Severability. If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

27. Further Assurances. The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

28. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any amounts outstanding hereunder, together with all fees, charges and other amounts which are treated as interest on such amounts under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of such amounts outstanding hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such amounts outstanding but were not payable as a result of the operation of this Section 28 shall be cumulated and the interest and Charges payable to Lender in respect of other amounts outstanding hereunder or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. “Federal Funds Effective Rate” as used herein means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding business day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a business day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.

29. Subordination. Lender agrees that at the request of the administrative agent (the “Administrative Agent”) under MEP’s principal commercial bank revolving credit facility (the “MEP Revolving Credit Facility”), it will execute and deliver to the Administrative Agent an agreement in form and substance as agreed between Lender and the Administrative Agent, which expressly subordinates Lender’s right to payment on Loans on the terms expressly provided therein; provided, Borrower acknowledges and agrees that:

a. the provisions of any such subordination agreement, as amended and in effect, define the relative rights of Lender and the Administrative Agent, and nothing contained therein is intended to or shall impair the obligations of Borrower hereunder, which are unconditional and absolute, to pay the amounts owed and owing under this Agreement as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of creditors of Borrower other than the relative rights of Lender and the Administrative Agent, as therein expressly provided,

b. Borrower’s failure to make any payment (principal, interest, fees, costs, expenses or otherwise) in respect of any Loans when due because such payment is prohibited by any such subordination agreement, as amended and in effect, shall not prevent such failure from constituting a default under this Agreement, and

c. until all amounts owed by Borrower to Lender hereunder have been paid in full, the Borrower may not, and shall not permit any of its affiliates to, grant or permit any liens on any asset or property to secure the MEP Revolving Credit Facility, unless it and each of them has granted or concurrently grants a Lien to Lender on such asset or property to secure its obligations hereunder, on a second-priority basis, and Borrower hereby expressly agrees, for itself and its subsidiaries, to grant, create, perfect and maintain, and to cause to be granted, created, perfected and maintained, liens on its and their assets and properties in favor of Lender, to secure all amounts from time to time owing hereunder, in scope, nature, type of, but second priority to, the liens at any time, and from time to time, granted, created, perfected and maintained to secure the MEP Revolving Credit Facility.

Without limiting the generality of the foregoing, Borrower specifically acknowledges and agrees that the provisions of any such subordination agreement, as amended and in effect, are not for the benefit of, and may not be enforced by, Borrower or any other obligors of the MEP Revolving Credit Facility or the Loans.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their proper officers on the day and year first above written.

ENBRIDGE ENERGY PARTNERS, L.P.

By:	Enbridge Energy Management, L.L.C., as delegate of Enbridge Energy Company, Inc., its General Partner

By:

[________________]

[________________]

MIDCOAST OPERATING, L.P.

By:	Midcoast OLP GP, L.L.C., its General Partner

By:

[________________]

[________________]

[Signature Page to Working Capital Loan Agreement]